Exhibit 10.6

Translation of Lease Agreement

Party A: Beijing De-haier Technology Co. Ltd. (hereinafter referred as “Party A”)

Party B: Beijing Dehaier Medical Technology Co., Ltd. (hereinafter referred as “Party B”)

On September 23, 2008, Party A and Party B have achieved mutual agreements on the following items:

Party A agrees to lease its land and buildings at 45 Yong An Road, Science Park, Changping District Beijing (102200) to Party B for free. The lease period is from September 24th, 2008 to September 24th, 2010. Part B will be responsible for and pay all the fees of water, power, etc.

Party A agrees to renew the above agreement with Party B for another 2 years to September 24, 2012 on expiration of this lease on terms mutually acceptable to the parties.